Exhibit 99.1

Blue Buffalo Reports First Quarter 2017 Results

Wilton, CT - May 9, 2017 - Blue Buffalo Pet Products, Inc. (the “Company”) (NASDAQ: BUFF), the leading natural pet food company in the United States, today announced its first quarter 2017 results.

•	First Quarter Highlights

◦	Net sales of $302 million, up 7.9%

◦	Net income of $44 million, up 18.1%; Adjusted Net Income of $45 million, up 18.0%

◦	Adjusted EBITDA of $78 million, up 15.0%

◦	Diluted EPS of $0.22, up 17.3%; Adjusted Diluted EPS of $0.23, up 17.3%

•	2017 Outlook

◦	Net sales between $1,240 million and $1,270 million

◦	Adjusted Diluted EPS of $0.91 to $0.94

“We’re off to a good start to the year. As expected, we delivered high-quality results reflecting our ability to grow well ahead of the market, gain share, improve margins, and thrive in a dynamic retail environment,” said CEO Billy Bishop.

First Quarter of 2017 Compared to First Quarter of 2016
Net sales increased $22.1 million, or 7.9%, to $302.0 million, driven primarily by volume growth. Net sales of Dry Foods increased $14.7 million, or 6.4%, to $245.2 million while net sales of Wet Foods, Treats and Other Products increased $7.5 million, or 15.1% to $56.8 million.
Gross profit increased $15.4 million, or 12.5%, to $138.7 million and gross margin was 45.9%, up 190 bps compared with 44.0% in the first quarter of 2016. The increase in gross margin was driven primarily by supply chain efficiencies including lower input costs, as well as a benefit from net pricing.
Selling, general, and administrative expenses increased $6.6 million, or 11.0%, to $66.3 million. Adjusted SG&A, which excludes litigation expenses, increased $6.3 million, or 10.9%. This increase was primarily due to our ongoing investments in advertising and marketing consistent with our brand building strategy.
Net income increased $6.8 million, or 18.1%, to $44.1 million, or $0.22 per diluted share in the first quarter of 2017, as compared to $37.3 million, or $0.19 per diluted share, in the first quarter of 2016. Adjusted Net Income, which excludes litigation expenses, increased $6.9 million, or 18.0%, to $45.2 million in the first quarter of 2017, compared to $38.3 million in the first quarter of 2016. Adjusted Diluted Earnings Per Share in the first quarter of 2017 increased 17.3% to $0.23, compared to $0.19 in the first quarter of 2016.
Net cash provided by operating activities was $53.4 million in the first three months of 2017 compared with $42.5 million in the first three months of 2016. Cash and cash equivalents were $338.2 million as of March 31, 2017 as compared to $292.7 million as of December 31, 2016.
Full Year 2017 Outlook
For the full year 2017, the Company expects to deliver net sales between $1,240 million and $1,270 million. The Company expects its Adjusted Diluted Earnings Per Share to be between $0.91 and $0.94. The outlook for full year 2017 Adjusted Earnings Per Share excludes costs related to litigation. The Company expects 2017 capital expenditures to be approximately $150 million to $170 million.

Important Information Regarding Non-GAAP Financial Measures
The Company presents non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted SG&A, Adjusted Income Taxes, Adjusted Operating Income and Adjusted Gross Profit, in this press release as management uses these measures in assessing our operating performance, and we believe they are helpful to investors, securities analysts and other interested parties, in evaluating the performance of companies in our industry. We also believe that these non-GAAP financial measures are useful to management and investors, securities analysts and other interested parties as measures of our comparative operating performance from period to period. These non-GAAP financial measures are not measurements of financial performance under GAAP. They should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to net income as a measure of our operating performance or any other measures of performance derived in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures to the nearest GAAP measure. With respect to our expectations under “Full Year 2017 Outlook” above, for Adjusted Diluted EPS a reconciliation to the closest corresponding GAAP financial measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to litigation expenses excluded from this non-GAAP financial measure. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
Conference Call:
At 5 p.m. (Eastern Time) today, the Company will host a conference call to provide additional commentary on first quarter 2017 results. Further details will be accessible on the Company’s website at http://ir.bluebuffalo.com. Participants may dial 844-743-2498 in the United States or 661-378-9532 internationally and use the access code 92515638, or access the webcast through the Company’s website at http://ir.bluebuffalo.com. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. A replay of the call will be available from May 9, 2017 to May 23, 2017 following the call. To access the replay, dial 855-859-2056 or 404-537-3406 and use the access code 92515638. The archive of the webcast will be available for a limited time on the Company’s website at http://ir.bluebuffalo.com.

About Blue Buffalo
Blue Buffalo, based in Wilton, CT, is the nation's leading natural pet food company, providing natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom, BLUE Natural Veterinary Diet and BLUE Earth's Essentials lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation, is a leading sponsor of pet cancer awareness and of critical research studies of pet cancer, including causes, treatments and the role of nutrition, at leading veterinary medical schools and clinics across the United States. For more information about Blue Buffalo, visit the Company’s website at www.BlueBuffalo.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of the Company's business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Full Year 2017 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “forecast,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the pet food industry, macroeconomic factors beyond the Company’s control, competition for customers, risks related to the Company’s manufacturing and supply chain, the success of the Company’s Heartland manufacturing facility, risk of disruption at the Company’s third party distribution centers, risks related to the Company’s expansion outside the United States, the Company’s ability to protect the Company’s intellectual property and that of third parties, performance of the Company's information technology systems, adverse litigation judgments or settlements and the Company’s indebtedness. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" in the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2017, as such risk factors may be updated from time to time in our periodic filings with the SEC, and which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Contacts:
Investors & Financial Analysts
Michael Nathenson
EVP & CFO
203-665-3400
investors@bluebuff.com

Media
Phil Cheevers
VP, Communications
203-665-3234
media@bluebuff.com

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except for share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$301,951	$279,836
Cost of sales	163,276	156,604
Gross profit	138,675	123,232
Selling, general and administrative expenses	66,311	59,756
Operating income	72,364	63,476
Interest expense, net	3,066	3,637
Income before income taxes	69,298	59,839
Provision for income taxes	25,208	22,506
Net income	$44,090	$37,333

Basic net income per common share	$0.22	$0.19
Diluted net income per common share	$0.22	$0.19
Basic weighted average shares	196,621,906	196,217,311
Diluted weighted average shares	199,524,913	198,160,465

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except for share data)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$338,232	$292,656
Receivables, net	110,053	115,446
Inventories	80,544	70,941
Prepaid expenses and other current assets	5,474	6,130
Total current assets	534,303	485,173

Restricted cash	781	781
Property, plant and equipment, net	167,803	162,232
Deferred income taxes	52	1,311
Other assets	373	853
Total assets	$703,312	$650,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,960	$3,960
Accounts payable	40,266	35,238
Other current liabilities	63,288	59,629
Total current liabilities	107,514	98,827

Long-term debt	378,187	379,177
Deferred income taxes	13,885	12,660
Other long-term liabilities	11,152	13,348
Total liabilities	510,738	504,012

Commitments and contingencies
Stockholders’ equity:
Preferred stock; $0.01 par value; 150,000,000 shares authorized; none issued or outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, voting; $0.01 par value; 1,500,000,000 shares authorized; 196,812,039 and 196,524,010 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	1,968	1,965
Additional paid-in capital	74,133	71,420
Retained earnings	116,782	72,692
Accumulated other comprehensive (loss) income	(309)	261
Total stockholders’ equity	192,574	146,338
Total liabilities and stockholders’ equity	$703,312	$650,350

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$44,090	$37,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,407	2,194
Amortization of debt issuance costs	30	30
Stock-based compensation	1,290	447
Loss on disposal of fixed assets	384	13
Deferred income taxes	2,484	11,373
Tax benefit from exercise of stock options	—	(3)
Payment of legal settlement	—	(32,000)
Effect of changes in operating assets and liabilities:
Receivables	5,461	16,387
Inventories	(9,545)	7,306
Prepaid expenses and other assets	1,112	1,740
Accounts payable	4,272	1,970
Other liabilities	1,383	(4,257)
Net cash provided by operating activities	53,368	42,533

Cash flows from investing activities:
Capital expenditures	(8,362)	(796)
Net cash used in investing activities	(8,362)	(796)

Cash flows from financing activities:
Principal payments on long-term debt	(990)	(990)
Tax benefit from exercise of stock options	—	3
Proceeds from exercise of stock options	1,426	61
Net cash provided by (used in) financing activities	436	(926)

Effect of exchange rate changes on cash and cash equivalents	134	23
Net increase in cash and cash equivalents	45,576	40,834
Cash and cash equivalents at beginning of period	292,656	224,253
Cash and cash equivalents at end of period	$338,232	$265,087

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended March 31, 2017
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$138.7	45.9%	$66.3	22.0%	$72.4	24.0%	$25.2	8.3%	$44.1	14.6%	$0.22

Litigation expenses (a)	—		1.8	0.6%	1.8	0.6%	0.7	0.2%	1.1	0.4%	0.01

As adjusted	$138.7	45.9%	$64.5	21.4%	$74.1	24.6%	$25.9	8.6%	$45.2	15.0%	$0.23

	Three Months Ended March 31, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$123.2	44.0%	$59.8	21.4%	$63.5	22.7%	$22.5	8.0%	$37.3	13.3%	$0.19

Litigation expenses (a)	—		1.6	0.6%	1.6	0.6%	0.6	0.2%	1.0	0.4%	—

As adjusted	$123.2	44.0%	$58.2	20.8%	$65.0	23.2%	$23.1	8.3%	$38.3	13.7%	$0.19

* Amounts may not be additive due to rounding.
(a) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended
	March 31, 2017	March 31, 2016
Net income	$44.1	$37.3
Interest expense, net	3.1	3.6
Provision for income taxes	25.2	22.5
Depreciation and amortization	2.4	2.2
EBITDA (a)	74.8	65.7
Litigation expenses (b)	1.8	1.6
Stock-based compensation (c)	1.3	0.4
Adjusted EBITDA	$77.8	$67.7

* Amounts may not be additive due to rounding.
(a) EBITDA represents net income plus interest expense, net, provision for income taxes and depreciation and amortization.
(b) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(c) Represents non-cash, stock-based compensation expense.